EXHIBIT 11
                              BellSouth Corporation
                        Computation of Earnings Per Share

                                 For the Three Month      For the Nine Month
                                     Period Ended           Period Ended
                                     September 30,           September 30,
                                   1999        1998        1999        1998
Basic Earnings Per Common Share:

Net Income                      $   994     $   814       $ 2,395     $ 2,524

Weighted average shares
Outstanding                       1,885       1,965         1,903       1,975

Earnings Per Common Share       $   .53     $   .41       $  1.26    $   1.28

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                                                                      EXHIBIT 11
                              BellSouth Corporation
                  Computation of Earnings Per Share (continued)

                                  For the Three Month       For the Nine Month
                                       Period Ended           Period Ended
                                      September 30,          September 30,
                                    1999        1998        1999         1998
Diluted Earnings Per Common Share:

Net Income                       $   994     $   814      $ 2,395      $ 2,524

Weighted average shares
Outstanding                        1,885       1,965         1,903       1,975

Incremental shares from
Assumed exercise of
stock options and payment of
performance share awards              19          14           18           12

Total Shares                       1,904       1,979         1,921       1,987

Earnings Per Common Share        $   .52     $   .41       $  1.25     $  1.27